SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

Charter Communications Holdings, LLC
Charter Communications Holdings Capital Corporation
(Exact name of registrants as specified in their charter)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-77499	43-1843179
333-77499-01	43-1843177
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.   REGULATION FD DISCLOSURE.

The following information is being provided solely to comply with Regulation FD because Charter Communications, Inc. ("Charter"), the indirect parent company and manager of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, through its subsidiary CCH II, LLC expects to be providing this information to certain potential investors as part of a private placement in the near future.

Because the fourth quarter has only recently ended, the information that follows is, by necessity, preliminary in nature and based only upon preliminary information available to Charter as of the date of this offering memorandum. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

In addition, certain customer and financial information is presented on a pro forma basis, adjusted for (i) the divestiture of geographically non-strategic systems in July 2005 as if these dispositions had occurred on January 1, 2004, and (ii) the removal of $6 million of credits issued to customers affected by hurricanes Katrina and Rita. The divested systems served a total of approximately 26,800 analog video customers, 12,000 digital video customers and 600 high- speed Internet customers as of their respective dates of disposition. The unaudited pro forma information that follows has been presented for comparative purposes and is not intended to provide any indication of what actual consolidated results of operations or customers would have been had these dispositions been completed as of the date assumed.

In the fourth quarter of 2005, Charter increased its targeted marketing efforts and related expenditures that began in the third quarter of 2005. The long-term objective of these efforts is to increase its revenues through deeper market penetration of all of its services. We believe these efforts have been effective as reflected in the following preliminary customer results:

•	fourth quarter 2005 net losses of analog video customers are approximately 21,800 compared to a pro forma net loss of approximately 82,600 in the fourth quarter of 2004;

•	fourth quarter 2005 net gains of digital video customers are approximately 47,200 compared to a pro forma net loss of approximately 14,400 in the fourth quarter of 2004;

•	fourth quarter 2005 net gains of high-speed Internet customers are approximately 76,400 compared to a pro forma net gain of approximately 64,500 in the fourth quarter of 2004; and

•	fourth quarter 2005 net gains of telephone customers are approximately 31,600 compared to a net gain of approximately 5,200 in the fourth quarter of 2004.

Charter currently expects actual revenue for the fourth quarter of $1.335 billion to $1.345 billion, which is approximately a 4.6% to 5.4% increase compared to actual fourth quarter of 2004. On a pro forma basis, fourth quarter revenue is expected of $1.340 billion to $1.350 billion, which is approximately a 5.5% to 6.2% increase compared to pro forma fourth quarter of 2004. Charter currently expects actual adjusted EBITDA for the fourth quarter of $485 million to $495 million, which is approximately a 3.3% to 5.3% decrease compared to actual fourth quarter of 2004. On a pro forma basis, fourth quarter adjusted EBITDA is expected to be $490 million to $500 million, which is approximately 2.0% to 3.7% decrease compared to pro forma fourth quarter of 2004. The decline in adjusted EBITDA is reflecting in large part the increased marketing expense and costs associated with the increases in customers noted above. Adjusted EBITDA is a non-GAAP term; see the "Use of Non-GAAP Financial Metrics" section below for a definition of this term and additional information.

Capital expenditures for the fourth quarter of 2005 are currently expected to be approximately $270 million to $280 million, which is lower than fourth quarter of 2004 capital expenditures of $285 million and similar to the third quarter 2005 capital expenditures of $273 million. Capital expenditures for the full year, 2005, are expected to have been approximately $1.1 billion, which includes approximately $40 million to $45 million of rebuilding capital expenditures related to hurricanes Katrina and Rita.

As of December 31, 2005, our consolidated total long-term debt is expected to be approximately $10.6 billion. Pro forma for the issuance of the Notes offered hereby and the application of proceeds therefrom (see ‘‘Use of proceeds’’), as of December 31, 2005, total potential borrowing availability under our credit facilities and bridge loan is expected to be approximately $1.4 billion, none of which is expected to be limited because of covenant restrictions calculated as of that date.

Information regarding certain financial performance measures not discussed herein, including net cash flows from operating activities and EBITDA, is not provided on the date hereof because the fourth quarter has only recently ended and reliable estimates of certain items used in the calculations of such measures are not yet available.

Use of Non-GAAP Financial Metrics

Charter uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale or retirement of assets, asset or franchise impairment charges, option compensation expense and hurricane asset retirement loss. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Charter’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Charter’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Charter’s management and the Board of Directors to measure the Charter’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Charter. Charter’s management evaluates these costs through other financial measures.

Charter believes that adjusted EBITDA provides information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under its credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission).

Certain Definitions Relating to Customer Statistics

Terms used in this Item 7.01 shall have the following meanings:

"Customers" include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, ''customers'' include persons whose accounts were over 60, 90 and 120 days past due in payment. We currently believe that the number of customers whose accounts were over 60 days past due in payment have increased approximately 6% from the third quarter of 2005 and that the number of customers whose accounts were over 90 and 120 days past due in payment have decreased approximately 3% and 10%, respectively from the third quarter of 2005.

"Analog video customers'' include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but exclude customers who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

Included within video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU'') basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

"Digital video customers'' include all households that have one or more digital set-top terminals.

Cautionary Statement Regarding Forward-Looking Statements:

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•
our ability to comply with all covenants in our indentures, the Bridge Loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt in the capital markets through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS HOLDINGS, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Sole Manager

Dated: January 24, 2006

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President and General Counsel

  CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION
  Registrant

Dated: January 24, 2006

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President and General Counsel